Exhibit 23.11

Consent of Independent Public Accounting Firm

The Board of Directors

Ventas, Inc.

We consent to the incorporation of our report dated March 10, 2006, except for Notes 5 and 8, as to which the dates are March 22 and August 24, 2006, respectively, with respect to the financial statements of Grossmont-IPG, Ltd. as of December 31, 2005 and 2004, and for the three-year period ended December 31, 2005.

/s/ Lavine, Lofgren, Morris & Engelberg, LLP

Lavine, Lofgren, Morris & Engelberg, LLP

La Jolla, California

November 8, 2006